Exhibit 17(c)

Schedule of investments

October 31, 2013

ClearBridge Equity Fund

Security	Shares	Value
Common Stocks — 99.8%
Consumer Discretionary — 14.6%
Auto Components — 1.8%
Johnson Controls Inc.	196,840	$9,084,166

Automobiles — 2.8%
Ford Motor Co.	170,570	2,918,452
Harley-Davidson Inc.	108,920	6,975,237
Honda Motor Co., Ltd., ADR	104,330	4,169,027

Total Automobiles		14,062,716

Hotels, Restaurants & Leisure — 1.8%
Starwood Hotels & Resorts Worldwide Inc.	72,030	5,302,848
Yum! Brands Inc.	57,380	3,880,036

Total Hotels, Restaurants & Leisure		9,182,884

Household Durables — 1.0%
Toll Brothers Inc.	159,360	5,239,757	*

Internet & Catalog Retail — 0.6%
Amazon.com Inc.	8,370	3,046,931	*

Media — 4.0%
Twenty-First Century Fox Inc., Class B Shares	333,110	11,325,740
Walt Disney Co.	129,130	8,857,027

Total Media		20,182,767

Specialty Retail — 2.6%
Lowe’s Cos. Inc.	84,560	4,209,397
TJX Cos. Inc.	145,100	8,820,629

Total Specialty Retail		13,030,026

Total Consumer Discretionary		73,829,247

Consumer Staples — 9.7%
Beverages — 2.3%
PepsiCo Inc.	138,710	11,664,124

Food & Staples Retailing — 1.5%
CVS Caremark Corp.	125,040	7,784,990

Food Products — 4.0%
Danone SA, ADR	508,010	7,564,269
McCormick & Co. Inc., Non Voting Shares	165,300	11,430,495
Nestle SA, ADR	17,300	1,252,693

Total Food Products		20,247,457

Tobacco — 1.9%
Philip Morris International Inc.	107,840	9,610,701

Total Consumer Staples		49,307,272

See Notes to Financial Statements.

Schedule of investments (cont’d)

October 31, 2013

ClearBridge Equity Fund

Security	Shares	Value
Energy — 8.7%
Energy Equipment & Services — 2.7%
Cameron International Corp.	56,290	$3,088,070	*
Halliburton Co.	195,930	10,390,168

Total Energy Equipment & Services		13,478,238

Oil, Gas & Consumable Fuels — 6.0%
Chevron Corp.	21,100	2,531,156
Cimarex Energy Co.	23,660	2,492,581
Exxon Mobil Corp.	93,620	8,390,224
Hess Corp.	89,930	7,302,316
Occidental Petroleum Corp.	102,760	9,873,181

Total Oil, Gas & Consumable Fuels		30,589,458

Total Energy		44,067,696

Financials — 17.6%
Capital Markets — 2.3%
Blackstone Group LP	172,720	4,539,082
Charles Schwab Corp.	302,180	6,844,377

Total Capital Markets		11,383,459

Commercial Banks — 2.8%
Wells Fargo & Co.	337,850	14,422,816

Consumer Finance — 1.2%
American Express Co.	75,670	6,189,806

Diversified Financial Services — 7.1%
Berkshire Hathaway Inc., Class A Shares	49	8,476,745	*
Citigroup Inc.	314,844	15,358,090
JPMorgan Chase & Co.	235,340	12,129,424

Total Diversified Financial Services		35,964,259

Insurance — 3.0%
MetLife Inc.	320,070	15,142,512

Real Estate Investment Trusts (REITs) — 1.2%
American Tower Corp.	79,150	6,280,553

Total Financials		89,383,405

Health Care — 15.5%
Biotechnology — 2.2%
Amgen Inc.	94,010	10,905,160

Health Care Equipment & Supplies — 2.0%
Covidien PLC	39,200	2,513,112
Thermo Fisher Scientific Inc.	78,420	7,667,908

Total Health Care Equipment & Supplies		10,181,020

See Notes to Financial Statements.

ClearBridge Equity Fund

Security	Shares	Value
Health Care Providers & Services — 1.1%
UnitedHealth Group Inc.	82,370	$5,622,576

Pharmaceuticals — 10.2%
AstraZeneca PLC, ADR	23,800	1,258,068
Bristol-Myers Squibb Co.	82,130	4,313,468
GlaxoSmithKline PLC, ADR	49,190	2,588,870
Johnson & Johnson	119,060	11,026,146
Merck & Co. Inc.	283,880	12,800,149
Pfizer Inc.	512,140	15,712,455
Roche Holding AG, ADR	57,600	3,993,984

Total Pharmaceuticals		51,693,140

Total Health Care		78,401,896

Industrials — 11.0%
Aerospace & Defense — 5.1%
Honeywell International Inc.	125,880	10,917,572
Orbital Sciences Corp.	354,510	8,178,546	*
Raytheon Co.	82,989	6,835,804

Total Aerospace & Defense		25,931,922

Commercial Services & Supplies — 0.6%
Tyco International Ltd.	77,730	2,841,032

Electrical Equipment — 0.7%
Rockwell Automation Inc.	34,630	3,823,498

Industrial Conglomerates — 2.0%
General Electric Co.	379,921	9,931,135

Machinery — 2.6%
Caterpillar Inc.	71,380	5,950,237
Flowserve Corp.	59,830	4,156,390
Pentair Ltd., Registered Shares	46,946	3,149,607

Total Machinery		13,256,234

Total Industrials		55,783,821

Information Technology — 15.9%
Communications Equipment — 1.1%
Cisco Systems Inc.	165,850	3,731,625
Juniper Networks Inc.	112,660	2,099,982	*

Total Communications Equipment		5,831,607

Computers & Peripherals — 3.7%
Apple Inc.	23,780	12,421,483
NetApp Inc.	166,990	6,480,882

Total Computers & Peripherals		18,902,365

See Notes to Financial Statements.

Schedule of investments (cont’d)

October 31, 2013

ClearBridge Equity Fund

Security	Shares	Value
Internet Software & Services — 7.0%
Facebook Inc., Class A Shares	177,429	$8,917,581	*
Google Inc., Class A Shares	24,450	25,197,681	*
Trulia Inc.	33,810	1,351,386	*

Total Internet Software & Services		35,466,648

IT Services — 0.9%
Automatic Data Processing Inc.	59,960	4,495,201

Semiconductors & Semiconductor Equipment — 1.8%
ASML Holding NV, New York Registered Shares	94,556	8,948,780

Software — 1.4%
Microsoft Corp.	108,328	3,829,395
Splunk Inc.	54,390	3,410,797	*

Total Software		7,240,192

Total Information Technology		80,884,793

Materials — 4.0%
Chemicals — 2.3%
Ecolab Inc.	72,410	7,675,460
LyondellBasell Industries NV, Class A Shares	56,740	4,232,804

Total Chemicals		11,908,264

Construction Materials — 1.3%
Eagle Materials Inc.	88,070	6,606,130

Paper & Forest Products — 0.4%
International Paper Co.	45,670	2,037,339

Total Materials		20,551,733

Telecommunication Services — 1.2%
Diversified Telecommunication Services — 1.2%
Verizon Communications Inc.	123,090	6,217,276

Utilities — 1.6%
Multi-Utilities — 1.6%
Sempra Energy	86,880	7,918,243

Total Investments — 99.8% (Cost — $329,576,363#)		506,345,382

Other Assets in Excess of Liabilities — 0.2%		805,415

Total Net Assets — 100.0%		$507,150,797

*	Non-income producing security.
#	Aggregate cost for federal income tax purposes is $330,921,149.

Abbreviation used in this schedule:

ADR — American Depositary Receipts

See Notes to Financial Statements.

Statement of assets and liabilities

October 31, 2013

Assets:
Investments, at value (Cost — $329,576,363)	$506,345,382
Cash	1,343,572
Receivable for securities sold	2,833,372
Dividends and interest receivable	332,213
Receivable for Fund shares sold	79
Prepaid expenses	48,300

Total Assets	510,902,918

Liabilities:
Payable for securities purchased	3,157,454
Investment management fee payable	257,997
Payable for Fund shares repurchased	166,383
Service and/or distribution fees payable	707
Accrued expenses	169,580

Total Liabilities	3,752,121

Total Net Assets	$507,150,797

Net Assets:
Par value (Note 7)	$305
Paid-in capital in excess of par value	276,507,147
Undistributed net investment income	200,563
Accumulated net realized gain on investments	53,673,763
Net unrealized appreciation on investments	176,769,019

Total Net Assets	$507,150,797

Shares Outstanding:
Class A	101,403
Class C	25,620
Class I	32,866
Class O	30,335,470

Net Asset Value:
Class A (and redemption price)	$16.69
Class C*	$16.62
Class I (and redemption price)	$16.73
Class O (and redemption price)	$16.63

Maximum Public Offering Price Per Share:
Class A (based on maximum initial sales charge of 5.75%)	$17.71

*	Redemption price per share is NAV of Class C shares reduced by a 1.00% CDSC , if shares are redeemed within one year from purchase payment (See Note 2).

See Notes to Financial Statements.

Statement of operations

For the Year Ended October 31, 2013

Investment Income:
Dividends	$9,939,749
Interest	1,331
Less: Foreign taxes withheld	(65,508)

Total Investment Income	9,875,572

Expenses:
Investment management fee (Note 2)	2,950,339
Transfer agent fees (Note 5)	304,464
Registration fees	65,833
Legal fees	49,152
Fund accounting fees	48,725
Trustees’ fees	34,958
Shareholder reports	33,475
Audit and tax	30,842
Insurance	10,518
Custody fees	5,911
Service and/or distribution fees (Notes 2 and 5)	5,853
Miscellaneous expenses	9,520

Total Expenses	3,549,590

Less: Fee waivers and/or expense reimbursements (Notes 2 and 5)	(495)

Net Expenses	3,549,095

Net Investment Income	6,326,477

Realized and Unrealized Gain on Investments (Notes 1 and 3):
Net Realized Gain from Investment Transactions	59,040,548

Change in Net Unrealized Appreciation (Depreciation) from Investments	42,374,309

Net Gain on Investments	101,414,857

Increase in Net Assets from Operations	$107,741,334

See Notes to Financial Statements.

Statements of changes in net assets

For the Years Ended October 31,	2013	2012
Operations:
Net investment income	$6,326,477	$6,432,357
Net realized gain	59,040,548	17,519,956
Change in net unrealized appreciation (depreciation)	42,374,309	38,901,540

Increase in Net Assets From Operations	107,741,334	62,853,853

Distributions to Shareholders From (Notes 1 and 6):
Net investment income	(6,297,107)	(6,579,889)

Decrease in Net Assets From Distributions to Shareholders	(6,297,107)	(6,579,889)

Fund Share Transactions (Note 7):
Net proceeds from sale of shares	1,780,216	1,354,780
Reinvestment of distributions	4,581,141	4,734,806
Cost of shares repurchased	(61,001,658)	(58,866,846)

Decrease in Net Assets From Fund Share Transactions	(54,640,301)	(52,777,260)

Increase in Net Assets	46,803,926	3,496,704

Net Assets:
Beginning of year	460,346,871	456,850,167

End of year*	$507,150,797	$460,346,871

* Includes undistributed net investment income of:	$200,563	$255,297

See Notes to Financial Statements.

Financial highlights

For a share of each class of beneficial interest outstanding throughout each year ended October 31, unless otherwise noted:

Class A Shares[1]	2013	2012	2011	2010	2009[2]	2008[3]
Net asset value, beginning of year	$13.51	$11.97	$11.69	$10.33	$9.08	$14.54

Income (loss) from operations:
Net investment income	0.13	0.13	0.10	0.06	0.08	0.11
Net realized and unrealized gain (loss)	3.19	1.55	0.27	1.37	1.26	(5.08)
Total income (loss) from operations	3.32	1.68	0.37	1.43	1.34	(4.97)

Less distributions from:
Net investment income	(0.14)	(0.14)	(0.09)	(0.07)	(0.09)	(0.10)
Net realized gains	—	—	—	—	—	(0.39)
Total distributions	(0.14)	(0.14)	(0.09)	(0.07)	(0.09)	(0.49)

Net asset value, end of year	$16.69	$13.51	$11.97	$11.69	$10.33	$9.08
Total return[4]	24.68%	14.07%	3.19%	13.86%	14.96%	(35.17)%

Net assets, end of year (000s)	$1,692	$1,112	$351	$377	$244	$205

Ratios to average net assets:
Gross expenses	1.18%	1.19%	1.19%	1.21%	1.21%[5]	1.07%
Net expenses[6]	1.18 [7,8]	1.09 [7,8]	1.17 [7,8]	1.19 [7,8]	1.17 [5,7,8]	1.07
Net investment income	0.85	1.00	0.79	0.58	0.99 [5]	0.80

Portfolio turnover rate	44%	37%	33%	25%	31%	39%

[1]	Per share amounts have been calculated using the average shares method.
[2]	For the period January 1, 2009 through October 31, 2009.
[3]	For the year ended December 31.
[4]	Performance figures, exclusive of sales charges, may reflect compensating balance arrangements, fee waivers and/or expense reimbursements. In the absence of compensating balance arrangements, fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.
[5]	Annualized.
[6]	The impact of compensating balance arrangements, if any, was less than 0.01%.
[7]	As a result of an expense limitation arrangement, effective September 18, 2009, the ratio of expenses, other than brokerage, interest, taxes, extraordinary expenses and acquired fund fees and expenses, to average net assets of Class A shares did not exceed 1.25%. This expense limitation arrangement cannot be terminated prior to December 31, 2015 without the Board of Trustees’ consent.
[8]	Reflects fee waivers and/or expense reimbursements.

See Notes to Financial Statements.

For a share of each class of beneficial interest outstanding throughout each year ended October 31, unless otherwise noted:

Class C Shares[1]	2013	2012	2011	2010[2]	2009[3]	2009[4]	2008[5]
Net asset value, beginning of year	$13.47	$11.94	$11.68	$11.50	$10.33	$9.09	$13.85

Income (loss) from operations:
Net investment income (loss)	0.00 [6]	0.02	(0.00)[6]	(0.02)	(0.00)[6]	0.02	0.02
Net realized and unrealized gain (loss)	3.19	1.54	0.27	0.21	0.13	1.27	(4.38)
Total income (loss) from operations	3.19	1.56	0.27	0.19	0.13	1.29	(4.36)

Less distributions from:
Net investment income	(0.04)	(0.03)	(0.01)	(0.01)	—	(0.05)	(0.01)
Net realized gains	—	—	—	—	—	—	(0.39)
Total distributions	(0.04)	(0.03)	(0.01)	(0.01)	—	(0.05)	(0.40)

Net asset value, end of year	$16.62	$13.47	$11.94	$11.68	$10.46	$10.33	$9.09
Total return[7]	23.70%	13.08%	2.27%	1.61%	1.26%	14.36%	(32.40)%

Net assets, end of year (000s)	$426	$148	$96	$44	$76	$75	$65

Ratios to average net assets:
Gross expenses	2.01%	2.09%	2.08%	2.08%[8]	2.47%[8]	1.91%[8]	1.75%[8]
Net expenses[9]	1.94 [10,11]	1.94 [10,11]	1.99 [10,11]	1.92 [8,10,11]	1.98 [8,10,11]	1.86 [8,10,11]	1.75 [8]
Net investment income (loss)	0.01	0.18	(0.04)	(0.26)[8]	(1.98)[8]	0.27 [8]	0.28 [8]

Portfolio turnover rate	44%	37%	33%	25%	—%	31%	39%

[1]	Per share amounts have been calculated using the average shares method.
[2]	For the period January 6, 2010 through October 31, 2010.
[3]	For the period November 1, 2009 through November 3, 2009.
[4]	For the period January 1, 2009 through October 31, 2009.
[5]	For the period April 31, 2008 (inception date) to December 31, 2008.
[6]	Amount represents less than $0.01 per share.
[7]	Performance figures, exclusive of CDSC, may reflect compensating balance arrangements, fee waivers and/or expense reimbursements. In the absence of compensating balance arrangements, fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.
[8]	Annualized.
[9]	The impact of compensating balance arrangements, if any, was less than 0.01%.
[10]	As a result of an expense limitation arrangement, effective September 18, 2009, the ratio of expenses, other than brokerage, interest, taxes, extraordinary expenses and acquired fund fees and expenses, to average net assets of Class C shares did not exceed 2.00%. This expense limitation arrangement cannot be terminated prior to December 31, 2015 without the Board of Trustees’ consent.
[11]	Reflects fee waivers and/or expense reimbursements.

See Notes to Financial Statements.

Financial highlights (cont’d)

For a share of each class of beneficial interest outstanding throughout each year ended October 31, unless otherwise noted:

Class I Shares[1]	2013	2012	2011	2010	2009[2]	2008[3]
Net asset value, beginning of year	$13.54	$11.99	$11.72	$10.36	$9.10	$13.85

Income (loss) from operations:
Net investment income	0.18	0.15	0.13	0.09	0.10	0.10
Net realized and unrealized gain (loss)	3.17	1.56	0.26	1.37	1.28	(4.39)
Total income (loss) from operations	3.35	1.71	0.39	1.46	1.38	(4.29)

Less distributions from:
Net investment income	(0.16)	(0.16)	(0.12)	(0.10)	(0.12)	(0.07)
Net realized gains	—	—	—	—	—	(0.39)
Total distributions	(0.16)	(0.16)	(0.12)	(0.10)	(0.12)	(0.46)

Net asset value, end of year	$16.73	$13.54	$11.99	$11.72	$10.36	$9.10
Total return[4]	24.94%	14.32%	3.35%	14.13%	15.37%	(31.92)%

Net assets, end of year (000s)	$550	$1,081	$910	$1,073	$638	$477

Ratios to average net assets:
Gross expenses	0.97%	0.93%	0.97%	0.98%	0.88%[5]	0.72%[5]
Net expenses[6]	0.94 [7,8]	0.92 [7,8]	0.93 [7,8]	0.92 [7,8]	0.82 [5,7,8]	0.72 [5]
Net investment income	1.18	1.20	1.01	0.84	1.25 [5]	1.29 [5]

Portfolio turnover rate	44%	37%	33%	25%	31%	39%

[1]	Per share amounts have been calculated using the average shares method.
[2]	For the period January 1, 2009 through October 31, 2009.
[3]	For the period April 30, 2008 (inception date) to December 31, 2008.
[4]	Performance figures may reflect compensating balance arrangements, fee waivers and/or expense reimbursements. In the absence of compensating balance arrangements, fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.
[5]	Annualized.
[6]	The impact of compensating balance arrangements, if any, was less than 0.01%.
[7]	As a result of an expense limitation arrangement, effective September 18, 2009, the ratio of expenses, other than brokerage, interest, taxes, extraordinary expenses and acquired fund fees and expenses, to average net assets of Class I shares did not exceed 0.95%. This expense limitation arrangement cannot be terminated prior to December 31, 2015 without the Board of Trustees’ consent.
[8]	Reflects fee waivers and/or expense reimbursements.

See Notes to Financial Statements.

For a share of each class of beneficial interest outstanding throughout each year ended October 31, unless otherwise noted:

Class O Shares[1]	2013	2012	2011	2010	2009[2]	2008[3]
Net asset value, beginning of year	$13.46	$11.93	$11.66	$10.30	$9.04	$14.49

Income (loss) from operations:
Net investment income	0.20	0.18	0.15	0.12	0.10	0.14
Net realized and unrealized gain (loss)	3.17	1.53	0.27	1.36	1.28	(5.08)
Total income (loss) from operations	3.37	1.71	0.42	1.48	1.38	(4.94)

Less distributions from:
Net investment income	(0.20)	(0.18)	(0.15)	(0.12)	(0.12)	(0.12)
Net realized gains	—	—	—	—	—	(0.39)
Total distributions	(0.20)	(0.18)	(0.15)	(0.12)	(0.12)	(0.51)

Net asset value, end of year	$16.63	$13.46	$11.93	$11.66	$10.30	$9.04
Total return[4]	25.22%	14.43%	3.57%	14.39%	15.47%	(35.09)%

Net assets, end of year (millions)	$504	$458	$455	$496	$484	$458

Ratios to average net assets:
Gross expenses	0.74%	0.74%	0.72%	0.75%	0.81%[5]	0.78%
Net expenses[6]	0.74 [7]	0.74 [7]	0.72 [7]	0.75 [7]	0.80 [5,7,8]	0.78
Net investment income	1.32	1.39	1.23	1.04	1.37 [5]	1.14

Portfolio turnover rate	44%	37%	33%	25%	31%	39%

[1]	Per share amounts have been calculated using the average shares method.
[2]	For the period January 1, 2009 through October 31, 2009.
[3]	For the year ended December 31.
[4]	Performance figures may reflect compensating balance arrangements, fee waivers and/or expense reimbursements. In the absence of compensating balance arrangements, fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.
[5]	Annualized.
[6]	The impact of compensating balance arrangements, if any, was less than 0.01%.
[7]	As a result of an expense limitation arrangement, effective September 18, 2009, the ratio of expenses, other than brokerage interest, taxes, extraordinary expenses and acquired fund fees and expenses, to average net assets of Class O shares did not exceed 0.95%. This expense limitation arrangement cannot be terminated prior to December 31, 2015 without the Board of Trustees’ consent.
[8]	Reflects fee waivers and/or expense reimbursements.

See Notes to Financial Statements.

Notes to financial statements

1. Organization and significant accounting policies

ClearBridge Equity Fund (the “Fund”) is a separate diversified investment series of Legg Mason Partners Equity Trust (the “Trust”). The Trust, a Maryland statutory trust, is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company.

The following are significant accounting policies consistently followed by the Fund and are in conformity with U.S. generally accepted accounting principles (“GAAP”). Estimates and assumptions are required to be made regarding assets, liabilities and changes in net assets resulting from operations when financial statements are prepared. Changes in the economic environment, financial markets and any other parameters used in determining these estimates could cause actual results to differ. Subsequent events have been evaluated through the date the financial statements were issued.

(a) Investment valuation. Equity securities for which market quotations are available are valued at the last reported sales price or official closing price on the primary market or exchange on which they trade. The valuations for fixed income securities (which may include, but are not limited to, corporate, government, municipal, mortgage-backed, collateralized mortgage obligations and asset-backed securities) and certain derivative instruments are typically the prices supplied by independent third party pricing services, which may use market prices or broker/dealer quotations or a variety of valuation techniques and methodologies. The independent third party pricing services use inputs that are observable such as issuer details, interest rates, yield curves, prepayment speeds, credit risks/spreads, default rates and quoted prices for similar securities. Short-term fixed income securities that will mature in 60 days or less are valued at amortized cost, unless it is determined that using this method would not reflect an investment’s fair value. When the Fund holds securities or other assets that are denominated in a foreign currency, the Fund will normally use the currency exchange rates as of 4:00 p.m. (Eastern Time). If independent third party pricing services are unable to supply prices for a portfolio investment, or if the prices supplied are deemed by the manager to be unreliable, the market price may be determined by the manager using quotations from one or more broker/dealers or at the transaction price if the security has recently been purchased and no value has yet been obtained from a pricing service or pricing broker. When reliable prices are not readily available, such as when the value of a security has been significantly affected by events after the close of the exchange or market on which the security is principally traded, but before the Fund calculates its net asset value, the Fund values these securities as determined in accordance with procedures approved by the Fund’s Board of Trustees.

The Board of Trustees is responsible for the valuation process and has delegated the supervision of the daily valuation process to the Legg Mason North American Fund Valuation Committee (the “Valuation Committee”). The Valuation Committee, pursuant to the policies adopted by the Board of Trustees, is responsible for making fair value determinations, evaluating the effectiveness of the Fund’s pricing policies, and reporting to the Board of Trustees. When determining the reliability of third party pricing information for investments owned by the Fund, the Valuation Committee, among other things, conducts due diligence reviews of pricing vendors, monitors the daily change in prices and reviews transactions among market participants.

The Valuation Committee will consider pricing methodologies it deems relevant and appropriate when making fair value determinations. Examples of possible methodologies include, but are not limited to, multiple of earnings; discount from market of a similar freely traded security; discounted cash-flow analysis; book value or a multiple thereof; risk premium/yield analysis; yield to maturity; and/or fundamental investment analysis. The Valuation Committee will also consider factors it deems relevant and appropriate in light of the facts and circumstances. Examples of possible factors include, but are not limited to, the type of security; the issuer’s financial statements; the purchase price of the security; the discount from market value of unrestricted securities of the same class at the time of purchase; analysts’ research and observations from financial institutions; information regarding any transactions or offers with respect to the security; the existence of merger proposals or tender offers affecting the security; the price and extent of public trading in similar securities of the issuer or comparable companies; and the existence of a shelf registration for restricted securities.

For each portfolio security that has been fair valued pursuant to the policies adopted by the Board of Trustees, the fair value price is compared against the last available and next available market quotations. The Valuation Committee reviews the results of such back testing monthly and fair valuation occurrences are reported to the Board of Trustees quarterly.

The Fund uses valuation techniques to measure fair value that are consistent with the market approach and/or income approach, depending on the type of security and the particular circumstance. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable securities. The income approach uses valuation techniques to discount estimated future cash flows to present value.

GAAP establishes a disclosure hierarchy that categorizes the inputs to valuation techniques used to value assets and liabilities at measurement date. These inputs are summarized in the three broad levels listed below:

•	Level 1 — quoted prices in active markets for identical investments

•	Level 2 — other significant observable inputs (including quoted prices for similar investments, interest rates, prepayment speeds, credit risk, etc.)

•	Level 3 — significant unobservable inputs (including the Fund’s own assumptions in determining the fair value of investments)

The inputs or methodologies used to value securities are not necessarily an indication of the risk associated with investing in those securities.

Notes to financial statements (cont’d)

The following is a summary of the inputs used in valuing the Fund’s assets carried at fair value:

ASSETS
Description	Quoted Prices (Level 1)	Other Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Common stocks†	$506,345,382	—	—	$506,345,382

†	See Schedule of Investments for additional detailed categorizations.

(b) Repurchase agreements. The Fund may enter into repurchase agreements with institutions that its investment adviser has determined are creditworthy. Each repurchase agreement is recorded at cost. Under the terms of a typical repurchase agreement, the Fund acquires a debt security subject to an obligation of the seller to repurchase, and of the Fund to resell, the security at an agreed-upon price and time, thereby determining the yield during the Fund’s holding period. When entering into repurchase agreements, it is the Fund’s policy that its custodian or a third party custodian, acting on the Fund’s behalf, take possession of the underlying collateral securities, the market value of which, at all times, at least equals the principal amount of the repurchase transaction, including accrued interest. To the extent that any repurchase transaction maturity exceeds one business day, the value of the collateral is marked-to-market and measured against the value of the agreement in an effort to ensure the adequacy of the collateral. If the counterparty defaults, the Fund generally has the right to use the collateral to satisfy the terms of the repurchase transaction. However, if the market value of the collateral declines during the period in which the Fund seeks to assert its rights or if bankruptcy proceedings are commenced with respect to the seller of the security, realization of the collateral by the Fund may be delayed or limited.

(c) Foreign currency translation. Investment securities and other assets and liabilities denominated in foreign currencies are translated into U.S. dollar amounts based upon prevailing exchange rates on the date of valuation. Purchases and sales of investment securities and income and expense items denominated in foreign currencies are translated into U.S. dollar amounts based upon prevailing exchange rates on the respective dates of such transactions.

The Fund does not isolate that portion of the results of operations resulting from fluctuations in foreign exchange rates on investments from the fluctuations arising from changes in market prices of securities held. Such fluctuations are included with the net realized and unrealized gain or loss on investments.

Net realized foreign exchange gains or losses arise from sales of foreign currencies, including gains and losses on forward foreign currency contracts, currency gains or losses realized between the trade and settlement dates on securities transactions, and the difference between the amounts of dividends, interest, and foreign withholding taxes recorded on the Fund’s books and the U.S. dollar equivalent of the amounts actually received or paid. Net unrealized foreign exchange gains and losses arise from changes in the values of assets and liabilities, other than investments in securities, on the date of valuation, resulting from changes in exchange rates.

Foreign security and currency transactions may involve certain considerations and risks not typically associated with those of U.S. dollar denominated transactions as a result of, among other factors, the possibility of lower levels of governmental supervision and regulation of foreign securities markets and the possibility of political or economic instability.

(d) Foreign investment risks. The Fund’s investments in foreign securities may involve risks not present in domestic investments. Since securities may be denominated in foreign currencies, may require settlement in foreign currencies or pay interest or dividends in foreign currencies, changes in the relationship of these foreign currencies to the U.S. dollar can significantly affect the value of the investments and earnings of the Fund. Foreign investments may also subject the Fund to foreign government exchange restrictions, expropriation, taxation or other political, social or economic developments, all of which affect the market and/or credit risk of the investments.

(e) Security transactions and investment income. Security transactions are accounted for on a trade date basis. Interest income, adjusted for amortization of premium and accretion of discount, is recorded on the accrual basis. Dividend income is recorded on the ex-dividend date. Foreign dividend income is recorded on the ex-dividend date or as soon as practicable after the Fund determines the existence of a dividend declaration after exercising reasonable due diligence. The cost of investments sold is determined by use of the specific identification method. To the extent any issuer defaults or a credit event occurs that impacts the issuer, the Fund may halt any additional interest income accruals and consider the realizability of interest accrued up to the date of default or credit event.

(f) REIT distributions. The character of distributions received from Real Estate Investment Trusts (‘‘REITs’’) held by the Fund is generally comprised of net investment income, capital gains, and return of capital. It is the policy of the Fund to estimate the character of distributions received from underlying REITs based on historical data provided by the REITs. After each calendar year end, REITs report the actual tax character of these distributions. Differences between the estimated and actual amounts reported by the REITs are reflected in the Fund’s records in the year in which they are reported by the REITs by adjusting related investment cost basis, capital gains and income, as necessary.

(g) Distributions to shareholders. Distributions from net investment income of the Fund, if any, are declared and paid on a quarterly basis. Distributions of net realized gains, if any, are declared at least annually. Distributions to shareholders of the Fund are recorded on the ex-dividend date and are determined in accordance with income tax regulations, which may differ from GAAP.

(h) Share class accounting. Investment income, common expenses and realized/unrealized gains (losses) on investments are allocated to the various classes of the Fund on the basis of daily net assets of each class. Fees relating to a specific class are charged directly to that share class.

Notes to financial statements (cont’d)

(i) Compensating balance arrangements. The Fund has an arrangement with its custodian bank whereby a portion of the custodian’s fees is paid indirectly by credits earned on the Fund’s cash on deposit with the bank.

(j) Federal and other taxes. It is the Fund’s policy to comply with the federal income and excise tax requirements of the Internal Revenue Code of 1986 (the “Code”), as amended, applicable to regulated investment companies. Accordingly, the Fund intends to distribute its taxable income and net realized gains, if any, to shareholders in accordance with timing requirements imposed by the Code. Therefore, no federal or state income tax provision is required in the Fund’s financial statements.

Management has analyzed the Fund’s tax positions taken on income tax returns for all open tax years and has concluded that as of October 31, 2013, no provision for income tax is required in the Fund’s financial statements. The Fund’s federal and state income and federal excise tax returns for tax years for which the applicable statutes of limitations have not expired are subject to examination by the Internal Revenue Service and state departments of revenue.

Under the applicable foreign tax laws, a withholding tax may be imposed on interest, dividends and capital gains at various rates.

(k) Reclassification. GAAP requires that certain components of net assets be reclassified to reflect permanent differences between financial and tax reporting. These reclassifications have no effect on net assets or net asset values per share. During the current year, the following reclassifications have been made:

	Undistributed Net Investment Income	Accumulated Net Realized Gain
(a)	$(84,104)	$84,104

(a)	Reclassifications are primarily due to book/tax differences in the treatment of certain investments.

2. Investment management agreement and other transactions with affiliates

Legg Mason Partners Fund Advisor, LLC (“LMPFA”) is the Fund’s investment manager and ClearBridge Investments, LLC (“ClearBridge”) is the Fund’s subadviser. Western Asset Management Company (“Western Asset”) manages the Fund’s cash and short-term instruments. LMPFA, ClearBridge, and Western Asset are wholly-owned subsidiaries of Legg Mason, Inc. (“Legg Mason”).

Under the investment management agreement, the Fund pays a base investment management fee subject to an increase or decrease depending on the extent, if any, to which the investment performance of the Fund’s Class O shares exceeds or is exceeded by the investment record of the S&P 500 Index. The base fee is paid quarterly based on the following breakpoint schedule:

Average Daily Net Assets	Annual Rate
First $350 million	0.650%
Next $150 million	0.550
Next $250 million	0.525
Next $250 million	0.500
Over $1 billion	0.450

The performance adjustment of the base fee paid at the end of each calendar quarter is based on a rolling one-year period. A performance adjustment will only be made after the investment performance of the Fund’s Class O shares exceeds or is exceeded by the investment record of the S&P 500 Index by at least one percentage point. For each percentage point by which the investment performance of the Fund’s Class O shares exceeds or is exceeded by the investment record of the S&P 500 Index, the base fee will be adjusted upward or downward by 0.01% (annualized). The maximum annual adjustment is 0.10% which would occur if the Fund’s Class O shares’ performance exceeds or is exceeded by the S&P 500 Index by ten or more percentage points. For this purpose, the performance fee calculation is based on the total return value of the S&P 500 Index versus the Fund’s Class O shares’ total return calculated based on net asset value and assuming all distributions are reinvested at net asset value on the record date of the distribution. During the year ended October 31, 2013, there were performance adjustments which decreased the base management fee as the Fund’s performance varied from that of the S&P 500 Index by at least one percentage point.

LMPFA provides administrative and certain oversight services to the Fund. LMPFA delegates to the subadviser the day-to-day portfolio management of the Fund, except for the management of cash and short-term instruments, which is provided by Western Asset. For its services, LMPFA pays ClearBridge and Western Asset an aggregate fee equal to 70% of the net management fee it receives from the Fund.

As a result of expense limitation arrangements between the Fund and LMPFA, the ratio of expenses other than brokerage, interest, taxes, extraordinary expenses and acquired fund fees and expenses, to average net assets of Class A, Class C, Class I and Class O shares did not exceed 1.25%, 2.00%, 0.95% and 0.95%, respectively. These expense limitation arrangements cannot be terminated prior to December 31, 2015 without the Board of Trustees’ consent.

During the year ended October 31, 2013, fees waived and/or expenses reimbursed amounted to $495.

The investment manager is permitted to recapture amounts waived or reimbursed to a class during the same fiscal year if the class’ total annual operating expenses have fallen to a level below the expense limitation (“expense cap”) in effect at the time the fees were earned or the expenses incurred. In no case will the investment manager recapture any amount that would result, on any particular business day of the Fund, in the class’ total annual operating expenses exceeding the expense cap or any other lower limit then in effect.

Legg Mason Investor Services, LLC (“LMIS”), a wholly-owned broker-dealer subsidiary of Legg Mason, serves as the Fund’s sole and exclusive distributor.

There is a maximum initial sales charge of 5.75% for Class A shares. There is a contingent deferred sales charge (“CDSC”) of 1.00% on Class C shares, which applies if redemption occurs within 12 months from purchase payment. In certain cases, Class A shares have a 1.00% CDSC, which applies if redemption occurs within 18 months from purchase payment (or within 12 months for shares purchased prior to August 1, 2012). This CDSC only applies to those purchases of Class A shares, which, when combined with current holdings of other shares of funds sold by LMIS, equal or exceed $1,000,000 in the aggregate. These purchases do not incur an initial sales charge.

For the year ended October 31, 2013, LMIS and its affiliates retained sales charges of $212 on sales of the Fund’s Class A shares. In addition, for the year ended October 31, 2013, CDSCs paid to LMIS and its affiliates were $8 for Class C shares.

All officers and one Trustee of the Trust are employees of Legg Mason or its affiliates and do not receive compensation from the Trust.

3. Investments

During the year ended October 31, 2013, the aggregate cost of purchases and proceeds from sales of investments (excluding short-term investments) were as follows:

Purchases	$208,949,317
Sales	261,646,768

At October 31, 2013, the aggregate gross unrealized appreciation and depreciation of investments for federal income tax purposes were as follows:

Gross unrealized appreciation	$178,401,994
Gross unrealized depreciation	(2,977,761)

Net unrealized appreciation	$175,424,233

4. Derivative instruments and hedging activities

GAAP requires enhanced disclosure about an entity’s derivative and hedging activities.

During the year ended October 31, 2013, the Fund did not invest in any derivative instruments.

5. Class specific expenses, waivers and/or expense reimbursements

The Fund has adopted a Rule 12b-1 distribution plan and under that plan the Fund pays a service fee with respect to its Class A and Class C shares calculated at the annual rate of 0.25% of the average daily net assets of each respective class. The Fund also pays a distribution fee with respect to its Class C shares calculated at an annual rate of 0.75% of the average net assets its Class C shares. Service and distribution fees are accrued daily and paid monthly.

For the year ended October 31, 2013, class specific expenses were as follows:

	Service and/or Distribution Fees	Transfer Agent Fees
Class A	$3,371	$3,413
Class C	2,482	821
Class I	—	2,703
Class O	—	297,527

Total	$5,853	$304,464

For the year ended October 31, 2013, waivers and/or expense reimbursements by class were as follows:

Waivers/Expense Reimbursements
Class A	$52
Class C	176
Class I	267
Class O	—

Total	$495

6. Distributions to shareholders by class

	Year Ended October 31, 2013	Year Ended October 31, 2012
Net Investment Income:
Class A	$12,196	$11,528
Class C	494	275
Class I	10,100	12,514
Class O	6,274,317	6,555,572

Total	$6,297,107	$6,579,889

7. Shares of beneficial interest

At October 31, 2013, the Trust had an unlimited number of shares of beneficial interest authorized with a par value of $0.00001 per share. The Fund has the ability to issue multiple classes of shares. Each class of shares represents an identical interest and has the same rights, except that each class bears certain direct expenses, including those specifically related to the distribution of its shares.

Transactions in shares of each class were as follows:

	Year Ended October 31, 2013		Year Ended October 31, 2012
	Shares	Amount	Shares	Amount
Class A
Shares sold	21,035	$327,314	61,227	$707,243
Shares issued on reinvestment	825	12,196	888	11,528
Shares repurchased	(2,736)	(40,493)	(9,152)	(119,336)

Net increase	19,124	$299,017	52,963	$599,435

Class C
Shares sold	15,115	$229,883	4,698	$61,866
Shares issued on reinvestment	34	494	21	275
Shares repurchased	(512)	(8,018)	(1,793)	(23,645)

Net increase	14,637	$222,359	2,926	$38,496

Class I
Shares sold	23,903	$364,294	10,090	$127,323
Shares issued on reinvestment	434	6,267	601	7,834
Shares repurchased	(71,297)	(1,095,870)	(6,725)	(88,870)

Net increase (decrease)	(46,960)	$(725,309)	3,966	$46,287

Notes to financial statements (cont’d)

	Year Ended October 31, 2013		Year Ended October 31, 2012
	Shares	Amount	Shares	Amount
Class O
Shares sold	59,585	$858,725	36,113	$458,348
Shares issued on reinvestment	311,002	4,562,184	365,408	4,715,169
Shares repurchased	(4,058,163)	(59,857,277)	(4,569,308)	(58,634,995)

Net decrease	(3,687,576)	$(54,436,368)	(4,167,787)	$(53,461,478)

8. Income tax information and distributions to shareholders

Subsequent to fiscal year end, the Fund has made the following distributions per share:

Record Date Payable Date	Long-Term Capital Gains
12/10/13
12/11/13	$1.81594

The tax character of distributions paid during the fiscal years ended October 31, was as follows:

	2013	2012
Distributions Paid From:
Ordinary income	$6,297,107	$6,579,889

As of October 31, 2013, the components of accumulated earnings on a tax basis were as follows:

Undistributed ordinary income — net	$243,674
Undistributed long-term capital gains — net	55,018,549

Total undistributed earnings	$55,262,223

Other book/tax temporary differences(a)	(43,111)
Unrealized appreciation (depreciation)(b)	175,424,233

Total accumulated earnings (losses) — net	$230,643,345

During the taxable year ended October 31, 2013, the Fund utilized $3,685,080 of its capital loss carryforwards available from prior years.

(a)	Other book/tax temporary differences are attributable primarily to book/tax differences in the timing of the deductibility of various expenses.
(b)	The difference between book-basis and tax-basis unrealized appreciation (depreciation) is attributable primarily to the tax deferral of losses on wash sales and other book/tax basis adjustments on certain investments.

Report of independent registered public accounting firm

The Board of Trustees and Shareholders

Legg Mason Partners Equity Trust:

We have audited the accompanying statement of assets and liabilities of ClearBridge Equity Fund (formerly, Legg Mason ClearBridge Equity Fund, the “Fund”), a series of Legg Mason Partners Equity Trust, including the schedule of investments, as of October 31, 2013, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years or periods in the four-year period then ended, for the period from January 1, 2009 to October 31, 2009, and for the year or period ended December 31, 2008. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of October 31, 2013, by correspondence with the custodian and brokers or by other appropriate auditing procedures. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of ClearBridge Equity Fund as of October 31, 2013, the results of its operations for the year then ended, the changes in its net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years or periods in the four-year period then ended, for the period from January 1, 2009 to October 31, 2009, and for the year or period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

New York, New York

December 18, 2013